EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-82872, Amendment No. 1 to Registration Statement No. 333-121636, and Registration Statement No. 333-140537 on Forms S-3, Registration Statement Nos. 333-61734, 333-105662, 333-107824, and 333-124725 on Forms S-8 and the Post-Effective Amendment No. 1 on Form S-3 to Registration Statement No. 333-64950 on Form S-1 of our reports dated April 27, 2007, relating to the financial statements and financial statement schedule of Rite Aid Corporation and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Rite Aid Corporation and subsidiaries for the year ended March 3, 2007.

Deloitte & Touche LLP

Philadelphia, Pennsylvania
April 27, 2007